NEWS RELEASE

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Media contact:	Investor contact:
Fred Solomon	Max Kuniansky
Manager, Corporate Communications	Executive Director, Investor Relations
Phone: (724) 838-6650	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-Mail: fsolomo@alleghenyenergy.com	E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Completes Wheatland Generating Facility Sale

GREENSBURG, Pa., August 12, 2005 – Allegheny Energy, Inc. (NYSE: AYE) today announced that its subsidiary, Allegheny Energy Supply Company, LLC, has completed the sale of its Wheatland generating facility to Cinergy Corporation affiliate PSI Energy, Inc., for approximately $100 million.

“This sale represents another in a series of strategic divestitures that have helped us reduce our debt and refocus on our core business,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy.

Wheatland is a 512-megawatt, gas-fired peaking facility located in Knox County, Indiana. The transaction completes the sale agreement announced by Allegheny on May 10. Banc of America Securities Inc. advised Allegheny on the transaction.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

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